Exhibit 99.1

KBS SOR (BVI) HOLDINGS, LTD.
Consolidated Financial Statements
December 31, 2017 (Audited)

KBS SOR (BVI) HOLDINGS, LTD.

AS OF DECEMBER 31, 2017

U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - - - - - - - - - -

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

		December 31,
	Note	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$319,686	$31,507
Rents and other receivables, net		2,130	1,436
Prepaid expenses and other assets		4,639	1,617
Restricted cash		3,297	11,113

		329,752	45,673

NON-CURRENT ASSETS
Investment properties	5	834,489	1,660,475
Escrow deposit for acquisition of real estate		-	2,000
Investment in joint ventures	12	166,895	152,533
Investment in debt instruments, net	7	17,751	4,683
Financial assets at fair value through profit or loss	6	93,737	5,305
Restricted cash		7,373	12,905

		1,120,245	1,837,901

Total assets		$1,449,997	$1,883,574

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Notes and bond payable, net	8	$117,537	$402,153
Accounts payable and accrued liabilities		15,969	26,012
Other liabilities		10,193	10,868

		143,699	439,033

LONG-TERM LIABILITIES
Notes and bond payable, net	8	213,190	305,016
Debentures, net	8	272,316	243,455
Rental security deposits		4,306	7,227
		489,812	555,698

Total liabilities		633,511	994,731

EQUITY
Owner's net equity		787,529	862,712
Non-controlling interests		28,957	26,131

Total equity		816,486	888,843

Total liabilities and equity		$1,449,997	$1,883,574

The accompanying notes are an integral part of the consolidated financial statements.

March 8, 2018	/s/ Jeffrey Waldvogel	/s/ Peter McMillan III	/s/ Keith David Hall
Date of approval of	Waldvogel, Jeffrey	McMillan III, Peter	Hall, Keith David
financial statements	Chief Financial Officer	Chairman of Board of Directors	Chief Executive Officer

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

		Year ended December 31,
	Note	2017	2016	2015

Revenues and other income:

Rental income		$108,113	$104,000	$87,897
Tenant reimbursements		21,710	20,762	18,313
Interest income from debt investments		1,782	3,765	1,968
Other operating income		4,001	3,387	3,304

Total revenues and other income		135,606	131,914	111,482

Expenses:
Operating, maintenance, and management fees	14	(42,611)	(41,906)	(37,512)
Real estate taxes and insurance		(17,404)	(16,887)	(14,565)

Total expenses		(60,015)	(58,793)	(52,077)

Gross profit		75,591	73,121	59,405

Fair value adjustment of investment properties, net	5	4,755	28,926	37,304
Loss on deconsolidation		(667)	-	-
Loss on extinguishment of debt		(478)	-	-
Equity in income of unconsolidated joint venture	12	24,130	13,462	37,424
Asset management fees to affiliate	11	(10,686)	(9,628)	(8,348)
General and administrative expenses		(2,852)	(2,749)	(568)

Operating profit		89,793	103,132	125,217

Finance income		13,661	43	17
Finance expenses		(37,149)	(29,249)	(14,986)
Foreign currency transaction adjustments, net		(15,298)	(2,997)	-

Net income		51,007	70,929	110,248

Net income attributable to owner		$48,317	$70,526	$109,805
Net income attributable to non-controlling interests		$2,690	$403	$443
Net income		$51,007	$70,929	$110,248

The accompanying notes are an integral part of the consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

U.S. dollars in thousands

	Year ended December 31,
	2017	2016	2015

Net income	$51,007	$70,929	$110,248

Total comprehensive income	$51,007	$70,929	$110,248

Total comprehensive income attributable to owner	$48,317	$70,526	$109,805

Total comprehensive income attributable to non-controlling interests	$2,690	$403	$443

Total comprehensive income	$51,007	$70,929	$110,248

The accompanying notes are an integral part of the consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF EQUITY

U.S. dollars in thousands

	Owner contributions (distributions)	Retained earnings	Paid-in Capital resulting from transactions with non-controlling interests	Owner's net equity	Non-controlling interests	Total equity

Balance at January 1, 2015	$461,522	$279,363	$ -	$740,885	$110,178	$851,063

Net income	-	109,805	-	109,805	443	110,248
Total comprehensive income	-	109,805	-	109,805	443	110,248
Distributions to Owner	(104,300)	-	-	(104,300)	-	(104,300)
Contributions from Owner	62,045	-	-	62,045	-	62,045
Non-controlling interests contributions	-	-	-	-	1,343	1,343
Distributions to non-controlling interests	-	-	-	-	(7,342)	(7,342)

Balance at December 31, 2015	419,267	389,168	-	808,435	104,622	913,057

Net income	-	70,526	-	70,526	403	70,929
Total comprehensive income	-	70,526	-	70,526	403	70,929
Dividends to Owner	-	(51,700)	-	(51,700)	-	(51,700)
Distributions to Owner	(27,087)	-	-	(27,087)	-	(27,087)
Contributions from Owner	20,907	-	-	20,907	-	20,907
Acquisitions of non-controlling interests	-	-	41,631	41,631	(79,617)	(37,986)
Non-controlling interests contributions	-	-	-	-	803	803
Distributions to non-controlling interests	-	-	-	-	(80)	(80)

Balance at December 31, 2016	413,087	407,994	41,631	862,712	26,131	888,843

Net income	-	48,317	-	48,317	2,690	51,007
Total comprehensive income	-	48,317	-	48,317	2,690	51,007
Dividends to Owner	-	(123,500)	-	(123,500)	-	(123,500)
Non-controlling interests contributions	-	-	-	-	158	158
Distributions to non-controlling interests	-	-	-	-	(22)	(22)

Balance at December 31, 2017	$413,087	$332,811	$41,631	$787,529	$28,957	$816,486

The accompanying notes are an integral part of the consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Years Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net income	$51,007	$70,929	$110,248
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in income of unconsolidated joint venture	(24,130)	(13,462)	(37,424)
Fair value adjustment on investment properties, net	(4,755)	(28,926)	(37,304)
Loss on deconsolidation	667	—	—
Loss on extinguishment of debt	478	—	—
Deferred rent	(2,416)	(3,084)	(4,499)
Bad debt expense	724	658	331
Financing expense, net	37,149	29,249	14,986
Financing income	(13,661)	(43)	(17)
Interest income from debt instruments, net	(1,782)	(3,812)	(1,968)
Foreign currency transaction gain, net	15,298	2,997	—
	58,579	54,506	44,353
Changes in assets and liabilities:
Restricted cash	(275)	(3,546)	1,201
Rents and other receivables	(755)	(577)	(747)
Prepaid expenses and other assets	204	(1,780)	(2,092)
Accounts payable and accrued liabilities	(3,301)	2,023	503
Rental security deposits	(2,288)	1,967	273
Other liabilities	(2,455)	439	703
Lease incentive additions	(482)	(1,164)	(642)
	(9,352)	(2,638)	(801)

Net cash provided by operating activities	49,227	51,868	43,552

Cash Flows from Investing Activities:
Acquisitions of investment properties	(165,465)	(293,832)	—
Improvements to investment properties	(47,679)	(38,915)	(39,167)
Proceeds from sales of investment properties, net	834,480	—	44,684
Deferred proceeds related to sale of real estate	1,728	—	—
Deconsolidation of 353 Sacramento *)	37,900	—	—
Escrow deposits for future real estate purchases	—	(2,000)	—
Investments in debt investments, net	(12,514)	(4,625)	—
Repayment of debt investments	—	27,850	—
Proceeds from insurance claims	3,540	256	294
Distributions of capital from investment in joint venture	58,170	—	—
Investment in unconsolidated joint venture	—	(2,820)	(2,759)
Investments in financial assets at fair value through profit or loss, net	(43,308)	—	—
Distribution from financial assets at fair value through profit or loss	3,704	—	—
Purchase of interest rate cap	(107)	(15)	—
Purchase of derivative financial instrument	(3,434)	—	—
Proceeds from termination of derivative financial instrument	6,557	—	—
Interest income received	1,900	3,745	1,821
Dividend income received	2,189	—	—
Restricted cash released or (deposited) for capital expenditures	9,599	(7,171)	—
Funding of restricted cash for development obligations	—	(2,575)	(4,643)

Net cash provided by (used in) from investing activities	687,260	(320,102)	230

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Years Ended December 31,
	2017	2016	2015
Cash Flows from Financing Activities:
Proceeds from debentures, notes and bonds payable	187,204	564,336	61,189
Principal payments on notes and bond payable	(477,089)	(154,802)	(40,631)
Payments of deferred financing costs	(2,376)	(12,377)	(25)
Interest paid	(32,688)	(20,756)	(12,265)
Repayments to Parent Company	—	(5,512)	—
Borrowings from Parent Company	—	4,375	—
Restricted cash for debt service obligations	—	(5,595)	—
Non-controlling interests contributions	158	803	1,343
Distributions to non-controlling interests	(22)	(80)	(7,342)
Acquisition of non-controlling interests	—	(37,986)	—
Dividends to Owner	(123,500)	(51,700)	—
Distributions to Owner	—	(27,087)	(104,300)
Contributions from Owner	—	20,907	62,045
Other financing proceeds, net	—	647	—

Net cash (used in) provided by financing activities	(448,313)	275,173	(39,986)

Effect of exchange rate changes on cash and cash equivalents	5	3,496	—
Net increase in cash and cash equivalents	288,179	10,435	3,796
Cash and cash equivalents, beginning of period	31,507	21,072	17,276

Cash and cash equivalents, end of period	$319,686	$31,507	$21,072

Supplemental Disclosure of Noncash Investing and Financing Activities:

Application of escrow deposits to acquisition of real estate	$2,000	$—	$—
Increase in accrued improvements to real estate	$—	$3,328	$—
Increase in lease commission payable	$—	$473	$135
Increase in restricted cash related to property insurance proceeds	$—	$2,197	$—
Increase in development obligation	$—	$—	$4,643
Increase to development obligations related to sales of real estate	$3,816	$—	$—
Decrease in restricted cash in connection with development obligations	$183	$2,926	$515
SREIT units received in connection with the Singapore Transaction	$38,720	$—	$—

*) Proceeds from sale of investment in previously consolidated subsidiary (353 Sacramento):
Working capital (excluding cash and cash equivalents)	$(256)	$—	$—
Investment property	$174,357	$—	$—
Note payable, net	$(87,132)	$—	$—
Loss on deconsolidation	$(667)	$—	$—
Investment in joint venture	$(48,402)	$—	$—
	$37,900	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:    GENERAL

Definitions in these financial statements:

The Company	-	KBS SOR (BVI) Holdings, Ltd.

The Group	-	The Company and its Subsidiaries

Operating Partnership	-	KBS Strategic Opportunity Limited Partnership

Subsidiaries	-	Companies that are controlled by the Company (as defined in IFRS 10) and whose accounts are consolidated with those of the Company.

Joint ventures	-	Companies in which the Company has joint control are accounted for in the consolidated financial statements of the Company using the equity method.

Investees	-	Subsidiaries and Joint ventures.

Related parties	-	As defined in IAS 24.

Interested parties and controlling shareholder	-	As defined in the Israeli Securities Regulations (Annual Financial Statements), 2010.

Dollar	-	United States dollar or USD.

KBS SOR (BVI) Holdings, Ltd. (the "Company") was incorporated on December 18, 2015 as a private company limited by shares according to the British Virgin Islands ("BVI") Business Companies Act, 2004. The Company is authorized to issue a maximum of 50,000 common shares with no par value. Upon incorporation the Company issued one certificate containing 10,000 common shares with no par value. On March 8, 2016, the Company issued 10,000 common shares with no par value to the Operating Partnership.

The Company and its subsidiaries (the "Group") operate in the investment real estate segment in the United States, which includes mainly investment in office and residential real estate and undeveloped lands. In addition, the Company invests in real estate-related loans.

The Company is a wholly-owned subsidiary of KBS Strategic Opportunity Limited Partnership (the "Operating Partnership", the "Owner" or "Controlling Shareholder"), a Delaware limited partnership formed on December 10, 2008. KBS Strategic Opportunity REIT, Inc. ("KBS REIT" or "Parent Company"), a Maryland corporation incorporated on October 8, 2008, is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Strategic Opportunity Holdings LLC ("REIT Holdings"), a Delaware limited liability company formed on December 9, 2008, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. KBS REIT is the sole member and manager of REIT Holdings. The Company is a wholly-owned subsidiary of KBS REIT.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:    GENERAL (Cont.)

On November 8, 2017, the Company through 11 wholly owned subsidiaries, sold 11 of its properties (the “Singapore Portfolio”) to various subsidiaries of Keppel-KBS US REIT ("S-REIT"), a newly formed Singapore real estate investment trust that was listed on the Singapore Stock Exchange (the “Singapore Transaction”). The Singapore Portfolio consists of the following properties: 1800 West Loop, Westech 360 (part of the Austin Suburban Portfolio), Great Hills Plaza (part of the Austin Suburban Portfolio), Westmoor Center, Iron Point Business Park, the Plaza Buildings, Bellevue Technology Center, Northridge Center I and II, West Loop I and II, Powers Ferry Landing, and Maitland Promenade II. The sale price of the Singapore Portfolio was $804 million, before closing costs.

As of December 31, 2017, the Company owned four office properties, one office portfolio consisting of four office buildings and 14 acres of undeveloped land, one office/flex/industrial portfolio consisting of 21 buildings, one retail property, two apartment properties, three investments in undeveloped land with approximately 1,100 developable acres, two investments in unconsolidated joint ventures, three investments in financial assets at fair value through profit or loss and one investment in a debt investment.

During the years ended December 31, 2017 and 2016, the Company declared and paid $123.5 million and $51.7 million of dividends to the Owner.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.	Basis of presentation of the consolidated financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). Furthermore, the financial statements have been prepared in conformity with the provisions of the Israeli Securities Regulations (Annual Financial Statements), 2010.

The consolidated financial statements have been prepared on a cost basis, except for investment properties, financial assets and liabilities (including derivative instruments) and financial assets at fair value through profit and loss, that are presented at fair value and investments in joint ventures, which are presented using the equity method. The consolidated financial statements are presented in USD and all values are rounded to the nearest thousands, except when otherwise indicated.

b.	The operating cycle:

The operating cycle of the company is one year.

c.    Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Non-controlling interests are presented in equity separately from the equity attributable to the equity holders of the Company. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests. Losses are attributed to non-controlling interests even if they result in a negative balance of non-controlling interests in the consolidated statement of financial position.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In respect of profit sharing contractual arrangements that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.

d.	Business combinations and goodwill:

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date with the addition of non-controlling interests in the acquiree. In each business combination, the Company chooses whether to measure the non-controlling interests in the acquiree based on their fair value on the acquisition date or at their proportionate share in the fair value of the acquiree's net identifiable assets.

Direct acquisition costs are carried to the statement of profit or loss as incurred.

In a business combination achieved in stages, equity interests in the acquiree that had been held by the acquirer prior to obtaining control are measured at the acquisition date fair value while recognizing a gain or loss resulting from the revaluation of the prior investment on the date of achieving control.

Goodwill, if any, is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed. If the resulting amount is negative, the acquirer recognizes the resulting gain on the acquisition date.

Consideration paid in transactions which are accounted for as an asset acquisition rather than business combination is allocated to assets acquired and liabilities assumed based on relative fair value approach. Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition. Additionally, during the time in which the Company is incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.

e.	Investment in joint arrangements:

Joint arrangements are arrangements in which the Company has joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Joint ventures:

In joint ventures the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint venture is accounted for using the equity method.

f.	Investments accounted for using the equity method:

The Company's investments in joint ventures are accounted for using the equity method.

Under the equity method, the investment in the joint venture is presented at cost with the addition of post-acquisition changes in the Company's share of net assets, including other comprehensive income of the associate or the joint venture. Gains and losses resulting from transactions between the Company and the associate or the joint venture are eliminated to the extent of the interest in the associate or in the joint venture.

Goodwill relating to the acquisition of an associate or a joint venture is presented as part of the investment in the associate or the joint venture, measured at cost and not systematically amortized. Goodwill is evaluated for impairment as part of the investment in the associate or in the joint venture as a whole.

The financial statements of the Company and of the joint venture are prepared as of the same dates and periods. The accounting policies applied in the financial statements of the associate or the joint venture are uniform and consistent with the policies applied in the financial statements of the Company.

g.	Functional currency, presentation currency and foreign currency:

1.	Functional currency and presentation currency:

The functional and presentation currency of the financial statements is the US dollar.

The Company determines the functional currency of each Group entity, including companies accounted for using the equity method.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

h.	Cash and cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Company's cash management.

i.	Short-term deposits:

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

j.	Allowance for doubtful accounts:

The allowance for doubtful accounts is determined in respect of specific trade receivables whose collection, in the opinion of the Company's management, is doubtful. In respect of trade receivables for which a specific allowance has not been recorded, the Company also recognizes an allowance for those receivables that are collectively assessed for impairment based on their credit risk characteristics. Impaired receivables are derecognized when they are assessed as uncollectible.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

k.	Revenue recognition:

Revenues are recognized in profit or loss when the revenues can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. When the Company acts as a principal and is exposed to the risks associated with the transaction, revenues are presented on a gross basis. When the Company acts as an agent and is not exposed to the risks and rewards associated with the transaction, revenues are presented on a net basis.

Following are the specific revenue recognition criteria which must be met before revenue is recognized:

Real Estate:

The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant's rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company makes estimates of the collectability of its tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant's receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Investment in Debt Instruments:

Interest income on the Company's investments in debt instruments are recognized on an accrual basis over the life of the investment using the effective interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. The Company places investments on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When an investment is placed on non-accrual status, the Company reserves for any unpaid accrued interest and generally does not recognize subsequent interest income until cash is received, or the investment returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest, according to the contractual terms of the investment, is probable.

The Company generally recognizes income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. The Company considers the collectability of the loan's principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.

Real Estate Equity Securities:

Finance income from real estate equity securities included in financial assets at fair value through profit or loss are recognized on an accrual basis based on eligible shares as of the ex-dividend date.

Cash and Cash Equivalents:

The Company recognizes interest income on its cash and cash equivalents as it is earned and records such amounts as finance income.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Insurance proceeds for Property Damages:

The Company maintains an insurance policy that provides coverage for property damages and business interruption.  Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries become receivable.

l.	Debt Investments and Loan Loss Reserves:

The Company's debt investments are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each statement of financial position. The amortized cost of a debt investment is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the investment. The amount of impairment, if any, will be measured by comparing the amortized cost of the investment to the present value of the expected cash flows discounted at the investment's effective interest rate. The Company considers an investment to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the investment agreement. The Company also considers an investment to be impaired if it grants the borrower a concession through a modification of the investment terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the investment in satisfaction of the investment.

m.	Derecognition of financial assets:

A financial asset is primarily derecognized when the rights to receive cash flows from the asset have expired; or The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

n.	Financial liabilities:

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Company’s financial liabilities include trade and other payables, loans and borrowings and derivative financial instruments.

Subsequent measurement

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the effective interest rate amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included as finance costs in the statement of profit or loss.

o.	Deferred Financing Costs:

Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the statement of financial position as a direct deduction from the carrying value of the associated debt liability. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Deferred financing costs incurred before an associated debt liability is recognized are included in prepaid and other assets on the statement of financial position. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.	Taxes on income:

According to the relevant tax laws in the BVI and in the U.S.A, substantially all of the companies in the Group are considered "pass through" entities. Accordingly, no provision has been made for federal and state income taxes or other income tax benefits in the accompanying financial statements as taxable income and losses are reported in the tax return of the shareholders.

In order to continue to qualify as a REIT, the Parent Company conducts certain business activities through a taxable REIT subsidiary (“TRS”).  Any TRSs the Company forms will incur taxes or accrue tax benefits consistent with a “C” corporation; however, such amount is not material as of December 31, 2017.

q.	Leases:

The criteria for classifying leases as finance or operating leases depend on the substance of the agreements and are made at the inception of the lease in accordance with the following principles as set out in IAS 17.

The Company as lessor:

Operating leases:

Lease agreements are classified as an operating lease if they do not transfer substantially all the risks and benefits incidental to ownership of the leased asset. Rental income is accounted for on a straight-line basis over the lease term.

r.	Investment property:

An investment property is property (land or a building or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.

Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset is recognized in profit or loss in the period of the disposal.

Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment property is measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in profit or loss when they arise. Investment property is not systematically amortized.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In determining the fair value of investment property, the Company relies on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience.

s.	Derivative financial instruments designated as hedges:

The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate notes payable and enters into derivative instruments such as cross currency swaps, forward contracts, puts or calls for risk management purposes to hedge its exposure to variability in foreign currency exchange rates of the Israeli new Shekel versus the U.S. dollar.  The Company records these derivative instruments at fair value on the accompanying consolidated statement of financial position. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments and included in earnings in the accompanying consolidated statements of operations.

t.    Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	-	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.
Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

u.	Provisions:

A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

v.	Financial assets at fair value through profit and loss:

At initial recognition all financial assets are measured at fair value.

In subsequent periods, debt instruments should be measured at amortized cost only if the following two conditions are met cumulatively:

1.	The asset is held within the framework of a business model whose objective is to hold assets in order to collect the contractual cash flows deriving from them.

2.
According to the contractual terms of the financial asset, the Company is entitled, at certain times, to receive cash flows that are solely payments of principal and interest payments on the outstanding principal balance.

Subsequent measurement of all other debt instruments and other financial assets shall be according to their fair value. There is a distinction between debt instruments that will be measured at fair value through profit or loss and debt instruments that will be measured at fair value through other comprehensive income.

Financial assets that are equity instruments will be measured at the date of initial recognition and in subsequent periods at fair value, the differences will be recognized to profit or loss or to other comprehensive income (loss), as the Company chooses for each instrument. If equity instruments are held for trading purposes, they must be measured at fair value through profit or loss.

For investments in equity instruments that are measured at fair value through profit or loss, gains or losses from fair value adjustments are recognized in finance income (expenses). Dividends received from investments in equity instruments will be recognized as finance income.

These investments are carried at their estimated fair value based on quoted market prices for the security, net of any discounts for restrictions on the sale of the security. Any discount for lack of marketability is estimated using an option pricing model.

The Company early adopted IFRS 9 - Financial Instruments, commencing from its financial statements as at June 30, 2017 and effective from January 1, 2017. As part of the early adoption, the Company examined the implications of the Standard on the classification of its financial assets and the possible impact of the expected credit losses model (ECL). The earlier adoption did not affect the Company's financial statements. An investment in available for sale financial asset was reclassified, as a result of the said early adoption, as an investment at fair value through profit or loss.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 3:	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

In the process of applying the significant accounting policies, the Company has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

Estimates and assumptions:
The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

-	Investment properties

Investment property that can be reliably measured is presented at fair value at the reporting date. Changes in its fair value are recognized in profit or loss. Fair value is determined generally by external independent valuation specialists using valuation techniques and assumptions as to estimates of projected future cash flows from the property and estimate of the suitable discount rate for these cash flows. When possible, fair value is determined based on recent real estate transactions with similar characteristics and location of the valued property.

In determining the fair value of investment property, valuation specialists and the Company's management are required to use certain assumptions in order to estimate the future cash flows from the properties regarding the required yield rates on the Company's properties, the future rental rates, occupancy rates, lease renewals, the probability of leasing vacant spaces, property operating expenses, the financial strength of tenants and the implications of any investments for future development. Changes in the assumptions that are used to measure investment property may lead to a change in fair value.

-	Legal claims:

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal counsel's best professional judgment, taking into account the stage of proceedings and legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 3:    SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (Cont.)

-	Determining the fair value of an unquoted financial asset:

The fair value of unquoted financial assets in Level 3 of the fair value hierarchy is determined using valuation techniques, generally using future cash flows discounted at current rates applicable for items with similar terms and risk characteristics. Changes in estimated future cash flows and estimated discount rates, after consideration of risks such as liquidity risk, credit risk and volatility, are liable to affect the fair value of these assets.

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION

a.	IFRS 15, "Revenue from Contracts with Customers":

In May 2014, the IASB issued IFRS 15 ("IFRS 15").

IFRS 15 replaces IAS 18, "Revenue", IAS 11, "Construction Contracts", IFRIC 13, "Customer Loyalty Programs", IFRIC 15, "Agreements for the Construction of Real Estate", IFRIC 18, "Transfers of Assets from Customers" and SIC-31, "Revenue - Barter Transactions Involving Advertising Services".

IFRS 15 is to be applied retrospectively for annual periods beginning on January 1, 2018. Early adoption is permitted.

IFRS 15 allows an entity to choose to apply a modified retrospective approach, according to which IFRS 15 will only be applied in the current period presented to existing contracts at the date of initial application. No restatement of comparative periods is required. In this case, the company should recognize the cumulative effect of the initial implementation of the new standard as an adjustment to the opening balance of retained earnings (or another component of equity, as appropriate) at the date of initial application. Alternatively, the new standard permits full retrospective adoption with certain reliefs. .

The Company believes that the adoption of IFRS 15 is not expected to have a material impact on the financial statements.

b.	IFRS 16, "Leases":

In January 2016, the IASB issued IFRS 16, "Leases" ("the new Standard"). According to the new Standard, a lease is a contract, or part of a contract, that conveys the right to use an asset for a period of time in exchange for consideration.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

According to the new Standard:

•
Lessees are required to recognize an asset and a corresponding liability in the statement of financial position in respect of all leases (except in certain cases) similar to the accounting treatment of finance leases according to the existing IAS 17, "Leases".

•
Lessees are required to initially recognize a lease liability for the obligation to make lease payments and a corresponding right-of-use asset. Lessees will also recognize interest and depreciation expenses separately.

•
Variable lease payments that are not dependent on changes in the Consumer Price Index ("CPI") or interest rates, but are based on performance or use (such as a percentage of revenues) are recognized as an expense by the lessees as incurred and recognized as income by the lessors as earned.

•
In the event of change in variable lease payments that are CPI-linked, lessees are required to remeasure the lease liability and the effect of the remeasurement is an adjustment to the carrying amount of the right-of-use asset.

•
The new Standard includes two exceptions according to which lessees are permitted to elect to apply a method similar to the current accounting treatment for operating leases. These exceptions are leases for which the underlying asset is of low value and leases with a term of up to one year.

•	The accounting treatment by lessors remains substantially unchanged, namely classification of a lease as a finance lease or an operating lease.

The new Standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted provided that IFRS 15, "Revenue from Contracts with Customers", is applied concurrently.

For leases existing at the date of transition, the new Standard permits lessees to use either a full retrospective approach, or a modified retrospective approach, with certain transition relief whereby restatement of comparative data is not required.

The Company believes that the new Standard is not expected to have a material impact on the financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

c.	Amendments to IAS 40 Investment Property - transfers of investment property

In December 2016, the IASB issued amendments to IAS 40 investment property (hereinafter - the amendments). The amendments clarify and give instructions to the implementation of the provisions of IAS 40 regarding transfers of investment property or to investments property. The main amendments are the determination that the list of events specified in the standard with regard to transfers of investment property are examples of evidence used to change the investment property and do not constitute an closed list. In addition, the amendments clarify that a change in management intends, in itself, is not sufficient evidence of a change in use.

The amendments will be effective retrospectively for annual periods beginning on or after January 1, 2018. Early adoption is permitted. The amendments permit the choice of partial retroactive implementation, which according to it the amendments will be effective for transfers that occurred from the period of initial application and thereafter, and will not require a restatement of comparative figures. In this case, the adjustments to the carrying value of assets at the date of initial application of the amendments will be recorded directly in equity.

The Company believes that the new Standard is not expected to have a material impact on the financial statements.

NOTE 5:    INVESTMENT PROPERTIES

As of December 31, 2017, the Company owned four office properties, one office portfolio consisting of four office buildings and 14 acres of undeveloped land, one office/flex/industrial portfolio consisting of 21 buildings and one retail property encompassing, in the aggregate, approximately 2.7 million rentable square feet. As of December 31, 2017, these properties were 76% occupied. In addition, the Company owned two apartment properties containing 383 units and encompassing approximately 0.3 million rentable square feet, which were 96% occupied. The Company also owned three investments in undeveloped land with approximately 1,100 developable acres.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

The following table provides summary information regarding the Company's investment properties as of December 31, 2017 and 2016 (in thousands):

	Date Acquired or				Fair Value as of December 31,		Ownership
Property	Foreclosed on	City	State	Property Type	2017	2016	%

Northridge Center I & II (1)	03/25/2011	Atlanta	GA	Office	$ -	$21,630	(1)
Iron Point Business Park (1)	06/21/2011	Folsom	CA	Office	-	38,798	(1)

Richardson Office Portfolio	11/23/2011	Richardson	TX	Office	80,545	78,516	90.0%
Undeveloped Land	11/23/2011	Richardson	TX	Undeveloped Land	18,120	10,690	90.0%

Total Richardson Portfolio					98,665	89,206

Park Highlands	12/30/2011	North Las Vegas	NV	Undeveloped Land	138,840	143,053	100.0%(2)
Bellevue Technology Center (1)	07/31/2012	Bellevue	WA	Office	-	118,290	(1)
Powers Ferry Landing East (1)	09/24/2012	Atlanta	GA	Office	-	21,046	(1)
1800 West Loop (1)	12/04/2012	Houston	TX	Office	-	78,457	(1)
West Loop I & II (1)	12/07/2012	Houston	TX	Office	-	53,720	(1)
Burbank Collection	12/12/2012	Burbank	CA	Retail	30,361	29,920	90.0%
Great Hills Plaza (1)	03/28/2013	Austin	TX	Office	-	37,769	(1)
Westech 360 (1)	03/28/2013	Austin	TX	Office	-	36,485	(1)
Park Centre	03/28/2013	Austin	TX	Office	36,526	30,576	100.0%
Westmoor Center (1)	06/12/2013	Westminster	CO	Office	-	113,633	(1)
Central Building	07/10/2013	Seattle	WA	Office	62,614	52,315	100.0%
50 Congress Street (3)	07/11/2013	Boston	MA	Office	-	78,293
1180 Raymond	08/20/2013	Newark	NJ	Apartment	59,254	59,598	100.0%
Park Highlands II	12/10/2013	North Las Vegas	NV	Undeveloped Land	38,548	30,385	100.0%
Maitland Promenade II (1)	12/18/2013	Orlando	FL	Office	-	38,927	(1)
Plaza Buildings (1)	01/14/2014	Bellevue	WA	Office	-	229,812	(1)
424 Bedford	01/31/2014	Brooklyn	NY	Apartment	47,992	45,289	90.0%
Richardson Land II	09/04/2014	Richardson	TX	Undeveloped Land	6,570	6,067	90.0%
Westpark Portfolio	05/10/2016	Redmond	WA	Office/Flex/Industrial	145,297	135,881	100.0%
353 Sacramento (4)	07/11/2016	San Francisco	CA	Office	-	171,325
Crown Pointe (5)	02/14/2017	Dunwoody	GA	Office	86,740	-	100.0%
125 John Carpenter (6)	09/15/2017	Irving	TX	Office	83,082	-	100.0%

					$834,489	$1,660,475

(1)
On November 8, 2017, the Company through 11 wholly owned subsidiaries, sold 11 of its properties (the “Singapore Portfolio”) to various subsidiaries of Keppel-KBS US REIT ("S-REIT"), a newly formed Singapore real estate investment trust that was listed on the Singapore Stock Exchange (the “Singapore Transaction”). The Singapore Portfolio consists of the following properties: 1800 West Loop, Westech 360 (part of the Austin Suburban Portfolio), Great Hills Plaza (part of the Austin Suburban Portfolio), Westmoor Center, Iron Point Business Park, the Plaza Buildings, Bellevue Technology Center, Northridge Center I and II, West Loop I and II, Powers Ferry Landing, and Maitland Promenade II. The sale price of the Singapore Portfolio was $804 million, before closing costs. The sale resulted in a $24.4 million loss (resulting mainly because of closing credits, costs and disposition fee) recorded as fair value adjustment of investment properties, net in the accompanying consolidated statements of operations.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

(2)
On September 7, 2016, a subsidiary of the Company that owns a portion of Park Highlands, sold 820 units of 10% Class A non-voting preferred membership units for $0.8 million to accredited investors. The amount of the Class A non-voting preferred membership units raised, net of offering costs, is included in other liabilities on the accompanying consolidated statement of financial position. On May 1, 2017, the Company sold an aggregate of 102 acres of Park Highlands undeveloped land for an aggregate sales price, net of closing credits and costs, of $16.4 million (which is close to the book value). The sale resulted in a loss of $1.0 million due to the costs associated with closing the sale transaction and $3.9 million loss related to accrued development obligations. The purchasers were not affiliated with the Company or KBS Capital Advisors LLC (the “Advisor”), the Owner's external advisor.

(3)
On May 15, 2017, the Company sold 50 Congress Street (an office building containing 179,872 rentable square feet located on approximately 0.4 acres of land in Boston, Massachusetts) for $79.0 million, before closing costs, to purchasers unaffiliated with the Company or the Advisor. The sale resulted in a $1.4 million loss (resulting mainly because of closing costs) recorded as fair value adjustment of investment properties, net in the accompanying consolidated statements of operations.

(4)
On July 6, 2017, the Company sold a 45% equity interest in an entity that owns 353 Sacramento for approximately $39.1 million (which is close to the carrying amount). The purchasers were not affiliated with the Company or the Advisor. As a result of the sale and the operating agreement between the Company and the buyer which agreed joint control, 353 Sacramento was deconsolidated into an investment in joint venture. As a result, the Company recognized $0.7 million loss on deconsolidation.

(5)
On February 14, 2017, the Company, through an indirect wholly owned subsidiary, acquired an office property consisting of two office buildings containing an aggregate of 499,968 rentable square feet in Dunwoody, Georgia (“Crown Pointe”). The purchase price of Crown Pointe was $84.2 million, net of closing costs and credits.

(6)
On September 15, 2017, the Company, through an indirect wholly owned subsidiary, acquired an office property consisting of two office buildings containing an aggregate of 442,039 rentable square feet in Irving, Texas (“125 John Carpenter”). The purchase price of 125 John Carpenter was $83.2 million, net of closing costs and credits.

The following are the movements in the investment properties:

	2017	2016

Balance as of January 1	$1,660,475	$1,291,096

Acquisitions	167,465	293,832
Improvements	40,308	35,476
Lease incentives, net	2,789	4,013
Lease commission costs	6,254	7,132
Disposals	(873,200)	-
Deconsolidation	(174,357)	-
Fair value adjustments, net	4,755	28,926

Balance as of December 31	$834,489	$1,660,475

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

Operating Leases:

Certain of the Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2017, the leases, excluding options to extend and apartment leases, which have terms that are generally one year or less, had remaining terms of up to 14.4 years with a weighted-average remaining term of 4.0 years. Some of the leases have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from tenants in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash and assumed in real estate acquisitions or foreclosures related to tenant leases are included in rental security deposits in the accompanying consolidated statements of financial position and totaled $4.3 million and $7.2 million as of December 31, 2017 and 2016, respectively.

During the years ended December 31, 2017, 2016 and 2015, the Company recognized deferred rent from tenants of $2.4 million, $3.1 million and $4.5 million, respectively, net of lease incentive amortization. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

As of December 31, 2017 and 2016, the future minimum rental income from the Company's properties, excluding apartment leases, under non-cancelable operating leases was as follows (in thousands):

	December 31,
	2017	2016
First year	$40,535	$99,868
Second year	37,646	87,056
Third year	32,830	72,682
Fourth year	27,164	57,188
Fifth year	22,002	43,201
Thereafter	63,391	90,412

	$223,568	$450,407

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

As of December 31, 2017, the Company's commercial real estate properties were leased to approximately 300 tenants over a diverse range of industries and geographic areas. The Company's highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent

Management Consulting	32	$4,489	10.7%

(1)
Annualized base rent represents annualized contractual base rental income as of December 31, 2017, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease's inception through the balance of the lease term.

No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time.

Geographic Concentration Risk:

As of December 31, 2017, the Company's investment properties in Texas, Washington and Nevada represented 15.5%, 14.3% and 12.2% of the Company's total assets, respectively.  As a result, the geographic concentration of the Company's portfolio makes it particularly susceptible to adverse economic developments in the Texas, Washington and Nevada real estate markets.  Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company's operating results and its ability to repay the bonds.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 6:    FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS
REAL ESTATE EQUITY SECURITIES
During the year ended December 31, 2017, the Company purchased 3,603,189 shares (representing holdings of approximately 9%) of common stock of Whitestone REIT (NYSE Ticker: WSR) for an aggregate purchase price of $43.3 million. As of December 31, 2017, the fair value of the shares was $51.9 million and the Company recorded an unrealized gain of $8.6 million to finance income on the accompanying consolidated statements of operations. During the year ended December 31, 2017, the Company recognized $2.5 million of dividend income from real estate equity securities recorded to finance income on the accompanying consolidated statements of operations.

Also during the year ended December 31, 2017, the Company received 43,999,500 shares (representing holdings of approximately 7%) of common units of Keppel-KBS US REIT (SGX Ticker: CMOU) in connection with the Singapore Transaction for $38.7 million. The Company agreed not to sell, transfer or assign 21,999,750 units of the Keppel-KBS US REIT issued to the Company at closing of the Singapore Transaction until May 8, 2018 and the remaining 21,999,750 units until November 8, 2018 (the “Unit Lockout Periods”). As of December 31, 2017, the Company recorded a lack of marketability discount of $1.7 million as a result of the Unit Lockout Periods and offset by a gain related to the increase in share price of $1.1 million, resulting in a loss of $0.6 million recorded to finance income on the accompanying consolidated statements of operations.

The Company's investments in real estate equity securities are classified as financial assets at fair value through profit and loss on the accompanying consolidated statements of financial position as the Company intends to hold the securities for the purpose of collecting dividend income and for longer term price appreciation. These investments are carried at their estimated fair value based on quoted market prices for the security. Transaction costs that are directly attributable to the acquisition of real estate equity securities are reported in finance income. Unrealized gains and losses are reported in finance income.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 6:    FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS (Cont.)
NIP JOINT VENTURE
On May 18, 2012, the Company, through an indirect wholly owned subsidiary, entered into a joint venture (the "NIP Joint Venture") with OCM NIP JV Holdings, L.P. and HC KBS NIP JV, LLC ("HC-KBS"). As of December 31, 2017, the NIP Joint Venture owned five industrial properties and a master lease with respect to another industrial property encompassing 3.4 million square feet. The Company made an initial capital contribution of $8.0 million which represents less than a 5.0% ownership interest in the NIP Joint Venture as of December 31, 2017. The Company has virtually no influence over the NIP Joint Venture's operations, financial policies or decision making. Accordingly, the Company is accounting for its investment in the NIP Joint Venture as a financial asset at fair value through profit or loss. The carrying value of the Company’s investment in the NIP Joint Venture was $3.7 million and $5.3 million at December 31, 2017 and 2016, respectively.

During the year ended December 31, 2017, the Company received a distribution of $3.7 million related to its investment in the NIP Joint Venture. The Company recognized $2.1 million of income distributions recorded as finance income and $1.6 million of return of capital from the NIP Joint Venture. During the years ended December 31, 2016 and 2015, the Company did not receive any distributions related to its investment in the NIP Joint Venture.

NOTE 7:    INVESTMENTS IN DEBT INSTRUMENTS, NET

Battery Point Series B Preferred Units:

On October 28, 2016, the Company, through an indirect wholly owned subsidiary, entered into a purchase agreement to purchase up to an aggregate of 25,000 units of Series B Preferred Units (the “Preferred Units”) of Battery Point Trust LLC (“Battery Point”), over a six-month period at a per-unit price of $1,000. As of December 31, 2017, the Company owned 17,500 Preferred Units and under no obligation to purchase additional Preferred Units. The Preferred Units are entitled to the payment of quarterly distributions at the following annual rates: 7.0% for the period commencing October 28, 2016 through April 28, 2017; 9.0% for the period commencing April 29, 2017 through April 28, 2018; and 12.0% for the period commencing April 29, 2018 through October 28, 2019.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 7:    INVESTMENTS IN DEBT INSTRUMENTS, NET (Cont.)

As of December 31, 2016 and 2017, the Company owned debt investments. The information for the debt investments as of December 31, 2017 and 2016 is set forth below (in thousands):

Debt Investment	Date Acquired	Debt Securities Type	Outstanding Principal Balance as of December 31, 2017(1)	Book Value as of December 31, 2017 (2)	Book Value as of December 31, 2016	Contractual Interest Rate (3)	Annualized Effective Interest Rate (3)	Maturity Date
Battery Point Series B Preferred Units	10/28/2016 / 03/30/2017 / 05/12/2017	Series B Preferred Units	$17,500	$17,751	$4,683	9.0%	11.1%	10/28/2019

(1)	Outstanding principal balance as of December 31, 2017 represents principal balance outstanding under the debt investments.

(2)
Book value of the debt investments represents outstanding principal balance adjusted for unamortized acquisition discounts, origination fees and direct origination and acquisition costs and additional interest accretion.

(3)
Contractual interest rate is the stated interest rate on the face of the debt investment.  Annualized effective interest rate is calculated as the actual interest income recognized in 2017, using the effective interest method, annualized (if applicable) and divided by the average amortized cost basis of the investment.  The annualized effective interest rate and contractual interest rate are presented as of December 31, 2017.

The following summarizes the activity related to debt investments for the year ended December 31, 2017 (in thousands):

Debt investments, net - December 31, 2016	$4,683
Face value of debt investment acquired	12,500
Deferred interest receivable and interest accretion	315
Commitment fee, net of closing costs	3
Accretion of commitment fee, net of closing costs	250

Debt investments, net - December 31, 2017	$17,751

For the years ended December 31, 2017, 2016 and 2015 interest income from debt investments consisted of the following (in thousands):

	Year ended December 31,
	2017	2016	2015

Contractual interest income (including deferred interest)	$1,217	$3,718	$1,540
Accretion of closing costs and origination fees, net	250	17	428
Interest accretion	315	30	-

Interest income from debt investments	$1,782	$3,765	$1,968

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE

As of December 31, 2017 and 2016, the Company's notes and bonds payable consisted of the following (dollars in thousands):

	Book Value as of December 31, 2017	Book Value as of December 31, 2016	Contractual Interest Rate as of December 31, 2017 (1)	Effective Interest Rate at December 31, 2017 (1)	Payment Type	Maturity Date (2)
Richardson Portfolio Mortgage Loan	$36,886	$40,594	One-Month LIBOR + 2.10%	3.46%	Principal & Interest	05/01/2018
Bellevue Technology Center Mortgage Loan (3)	——	59,400	(3)	(3)	(3)	(3)
Portfolio Revolving Loan Facility (3)	——	11,799	(3)	(3)	(3)	(3)
Portfolio Mortgage Loan (4)	9,877	106,479	One-Month LIBOR + 2.25%	3.61%	Principal & Interest	07/01/2018
Burbank Collection Mortgage Loan	10,958	9,812	One-Month LIBOR + 2.35%	3.79%	Principal & Interest	09/30/2018
50 Congress Mortgage Loan (5)	——	31,525	(5)	(5)	(5)	(5)
1180 Raymond Bond Payable	6,460	6,635	6.50%	6.50%	Principal & Interest	09/01/2036
Central Building Mortgage Loan	27,600	27,600	One-Month LIBOR + 1.75%	3.11%	Interest Only	11/13/2018
Maitland Promenade II Mortgage Loan (3)	——	20,877	(3)	(3)	(3)	(3)
Westmoor Center Mortgage Loan (3)	——	62,000	(3)	(3)	(3)	(3)
Plaza Buildings Senior Loan (3)	——	109,866	(3)	(3)	(3)	(3)
424 Bedford Mortgage Loan	24,282	24,832	3.91%	3.91%	Principal & Interest	10/01/2022
1180 Raymond Mortgage Loan	31,000	31,000	One-Month LIBOR + 2.25%	3.61%	Interest Only	12/01/2018
KBS SOR (BVI) Holdings, Ltd. Series A Debentures(6)	278,801	251,811	4.25%	4.25%	(6)	03/01/2023
Westpark Portfolio Mortgage Loan	85,200	83,200	One-Month LIBOR + 2.50%	3.86%	Interest Only (7)	07/01/2020
353 Sacramento Mortgage Loan (8)	——	85,500	(8)	(8)	(8)	(8)
Crown Pointe Mortgage Loan	50,500	——	One-Month LIBOR + 2.60%	3.96%	Interest Only	02/13/2020
125 John Carpenter Mortgage Loan	50,130	——	(9)	3.12%	Interest Only	10/01/2022
Total Notes and Bonds Payable principal outstanding	611,694	962,930
Net Premium/(Discount) on Notes and Bonds Payable (10)	137	88
Deferred financing costs, net	(8,788)	(12,394)
Total Notes and Bonds Payable, net	$603,043	$950,624

(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2017. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2017 (consisting of the contractual interest rate and contractual floor rates), using interest rate indices at December 31, 2017, where applicable.
(2) Represents the initial maturity date or the maturity date as extended as of December 31, 2017; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown.
(3) On November 8, 2017, in connection with the sale of the Singapore Portfolio, the Company repaid the entire principal balance and all other sums due under this loan.
(4) On November 8, 2017, in connection with the sale of certain properties secured by this loan, the Company repaid all but $10.0 million principal balance. The Portfolio Mortgage Loan is now only secured by one office property, Park Centre.
(5) On May 15, 2017, in connection with the disposition of 50 Congress Street, the Company repaid the entire principal balance and all other sums due under this loan.
(6) See “ – Bond Issuance” below.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE (Cont.)

(7) Represents the payment type required under the loan as of December 31, 2017. Certain future monthly payments due under this loan also include amortizing principal payments. For more information of the Company’s contractual obligations under its notes and bonds payable, see five-year maturity table below.
(8) On July 6, 2017, in connection with the partial interest sale of 353 Sacramento, the 353 Sacramento Mortgage Loan was deconsolidated from the Company's statement of financial position. See note 12, “Investment in Joint Ventures” for a further discussion on the Company’s partial sale of 353 Sacramento.
(9) The 125 John Carpenter Mortgage Loan bears interest at a floating rate of the greater of (a) 2.0% or (b) 175 basis points over one-month LIBOR.
(10) Represents the unamortized premium/discount on notes and bonds payable due to the above- and below-market interest rates when the debt was assumed. The discount/premium is amortized over the remaining life of the notes and bonds payable.
During the years ended December 31, 2017, 2016 and 2015, the Company incurred $37.1 million, $29.2 million and $15.0 million of interest expense, respectively. Included in interest expense for the years ended December 31, 2017, 2016 and 2015, was $4.4 million, $4.3 million and $2.7 million of amortization of deferred financing costs, respectively. Additionally, during the years ended December 31, 2017, 2016 and 2015, the Company capitalized $2.3 million, $2.0 million and $1.9 million of interest, respectively, to its investments in undeveloped land.

As of December 31, 2017, the Company’s deferred financing costs were $8.8 million, net of amortization, which are included in notes and bonds payable, net on the accompanying consolidated statements of financial position. As of December 31, 2016, the Company’s deferred financing costs were $12.5 million, net of amortization, of which $12.4 million is included in notes and bonds payable, net and $0.1 million is included in prepaid expenses and other assets on the accompanying consolidated statements of financial position. As of December 31, 2017 and 2016, the Company’s interest payable was $5.1 million and $5.3 million, respectively.

The following is a schedule of maturities, including principal amortization payments, for all notes and bond payable outstanding as of December 31, 2017 and 2016 (in thousands):

	December 31
	2017	2016

First year	$117,537	$402,153
Second year	57,649	196,253
Third year	190,774	52,251
Fourth year	56,639	132,876
Fifth year	127,925	51,241
Thereafter	61,170	128,156

	$611,694	$962,930

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE (Cont.)

The following is a schedule of principal amortization payments and interest payments based on undiscounted amounts, for all notes and bond payable outstanding as of December 31, 2017 and 2016 (in thousands):

	December 31
	2017	2016

First year	$145,238	$432,084
Second year	75,640	213,800
Third year	202,917	65,035
Fourth year	64,565	142,212
Fifth year	132,837	57,106
Thereafter	64,327	134,751

	$685,524	$1,044,988

The Company's notes and bonds payable contain financial debt covenants such as minimum net worth, leverage ratio, unencumbered liquid assets, debt service coverage ratio, liquid assets and debt yield. As of December 31, 2017, the Company was in compliance with all of these debt covenants.

Bond Issuance:

On March 8, 2016, the Company issued bonds (series A) in the amount of New Israeli Shekels ("NIS") 970.2 million par value ($249.2 million). The bonds are registered in the Tel Aviv Stock Exchange. The bonds (series A) are not linked (principal and interest) to any index.

The bonds (Series A) shall be repaid (principal) in five (5) equal annual installments on March 1st of each of the years from 2019 to 2023, such that each of the payment shall be equal to 20% of the total par value of the bonds (Series A).

The outstanding balance of the principal of the bonds (Series A) shall bear fixed annual interest at 4.25% (but subject to adjustments in the event of a change in the rating of the bonds (Series A) and/or noncompliance with financial covenants). The annual interest rate may increase by increments of 0.25% as a result of downgrades in the credit rating of the bonds (Series A) by rating agencies or by increments of 0.5% as a result of violations of certain financial covenants set forth in the deed of trust. The cumulative increase in the interest rate as a result of these events is limited and shall not exceed an aggregate of 1.75%.

The interest on the bonds (Series A) shall be paid in two semiannual installments on March 1st and September 1st starting September 1st, 2016 until March 1st, 2023.

The aggregate offering costs were approximately $ 9.7 million (approximately 38 million NIS) and the effective interest rate is approximately 5.2%.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE (Cont.)

Concurrent with the placement of bonds, on March 8, 2016, the Operating Partnership assigned to the Company all of its interests in the subsidiaries through which the Parent Company indirectly owns all of its real estate and real estate-related investments.  The Operating Partnership owns all of the issued and outstanding equity of the Company.  As a result of these transactions, the Parent Company now holds all of its real estate and real estate-related investments indirectly through the Company.

In accordance with the deed of trust of the bonds (series A), the Company must maintain a minimum Consolidated Equity Capital of the Company (including minority interests) of $475 million.  The Company is also subject to other financial covenants such as the Ratio of Debt to CAP and a Ratio of Debt to EBITDA.

In addition, within the deed of trust, some restrictions regarding dividend distribution were determined, among other- the Company undertakes not to make any distribution unless the Consolidated Equity Capital of the Company (including minority interests) less the amount of the distribution will not be less than $ 600 million. However, the Parent Company must comply with certain dividend restriction by law, by which the Parent Company must distribute up to 100% of its taxable income in order to comply with REIT regulations.  The Company is not restricted from making distributions to the Parent Company in order to comply with such REIT regulations. As of December 31, 2017, the Company was in compliance with all bond covenants.

Below is a table showing the changes in notes and bonds payable arising from financing activities for the year ended December 31, 2017 and 2016:

	January 1, 2016	Cash Flows	Foreign Exchange Movement	Other	December 31, 2016
Current Notes and bond payable	$13,649	$(18,090)	$—	$406,594	$402,153
Long-term Notes and bond payable	537,147	178,413	—	(406,594)	308,966
Long-term Debentures	—	249,211	2,600	—	251,811
	$550,796	$409,534	$2,600	$—	$962,930

	January 1, 2017	Cash Flows	Foreign Exchange Movement	Other	December 31, 2017
Current Notes and bond payable	$402,153	$(313,419)	$—	$28,802	$117,537
Long-term Notes and bond payable	308,966	23,534	—	(117,144)	215,356
Long-term Debentures	251,811	—	26,990	—	278,801
	$962,930	$(289,885)	$26,990	$(88,342)	$611,694

The ‘Other’ column includes the effect of reclassification of non-current and current notes and bonds payable. In addition, in 2017, the Company deconsolidated 353 Sacramento, which resulted in $88,342 of long-term notes payable deconsolidated from the Company's balance.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    DERIVATIVE INSTRUMENTS

The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates and foreign currency exchange rate movements. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into derivatives for speculative purposes. The Company does not apply hedge accounting for its derivative instruments.

The Company enters into foreign currency options and foreign currency collars to mitigate its exposure to foreign currency exchange rate movements on its bonds payable outstanding denominated in Israeli new Shekels. The foreign currency collar consists of a purchased call option to buy and a sold put option to sell Israeli new Shekels. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options’ strike prices. The foreign currency option consists of a call option to buy Israeli new Shekels.

The following table summarizes the notional amount and other information related to the Company’s foreign currency collars as of December 31, 2016. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (currency in thousands):

Derivative Instruments	Notional Amount	Strike Price	Trade Date	Maturity Date
Derivative instruments not designated as hedging instruments
Foreign currency collar	$100,000	3.72 - 3.83 ILS-USD	08/08/2016	08/08/2017
Foreign currency collar	50,000	3.67 - 3.77 ILS-USD	08/16/2016	08/16/2017
Foreign currency collar	50,000	3.68 - 3.78 ILS-USD	08/16/2016	08/16/2017
Foreign currency collar	50,000	3.67 - 3.77 ILS-USD	08/22/2016	08/22/2017
	$250,000

On August 3, 2017, the Company terminated the foreign currency collars and as a result received $6.6 million. On August 3, 2017, the Company entered into a foreign currency option, a USD put/ILS call option, to hedge against a change in the exchange rate of the Israeli new Shekel versus the U.S. Dollar as it now has the right, but not the obligation, to purchase up to 970.2 million Israeli Shekels at the rate of ILS 3.4 per USD. The cost of the foreign currency option was $3.4 million.

The following table summarizes the notional amount and other information related to the Company’s foreign currency option as of December 31, 2017. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (currency in thousands):

Derivative Instrument	Notional Amount	Strike Price	Trade Date	Maturity Date
Derivative instrument not designated as hedging instrument
Foreign currency option	$285,361	3.40 ILS-USD	08/03/2017	08/03/2018

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    DERIVATIVE INSTRUMENTS (Cont.)

The Company enters into interest rate caps to mitigate its exposure to rising interest rates on its variable rate notes payable. The values of interest rate caps are primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero.

As of December 31, 2017, the Company had entered into an interest rate cap, which was not designated as a hedging instrument. The following table summarizes the notional amount and other information related to the Company’s derivative instrument as of December 31, 2017. The notional amount is an indication of the extent of the Company’s involvement in the instrument at that time, but does not represent exposure to credit, interest rate or market risks (dollars in thousands):

Derivative Instrument	Effective Date	Maturity Date	Notional Value	Reference Rate
Interest rate cap	02/21/2017	02/13/2020	$46,875	One-month LIBOR at 3.00%

The following table sets forth the fair value of the Company’s derivative instruments as well as their classification on the consolidated statements of financial position as of December 31, 2017 and December 31, 2016 (dollars in thousands):

		December 31, 2017		December 31, 2016
Derivative Instruments	Statement of Financial Position Location	Number of Instruments	Fair Value	Number of Instruments	Fair Value
Derivative instruments not designated as hedging instruments

Interest rate cap	Prepaid expenses and other assets	1	$14	1	$12
Foreign currency collars	Other liabilities	—	$—	4	$(3,910)
Foreign currency option	Prepaid expenses and other assets	1	$4,243	—	$—

The change in fair value of foreign currency options and collars that are not designated as cash flow hedges are recorded as foreign currency transaction adjustments in the accompanying consolidated statements of operations. During the year ended December 31, 2017, the Company recognized a $11.3 million gain related to the foreign currency option and collars, which is shown net against $26.6 million of foreign currency transaction loss in the accompanying consolidated statements of operations as foreign currency transaction loss, net. During the year ended December 31, 2016, the Company recognized a $3.9 million loss related to the foreign currency collars, which is shown net against $0.9 million of foreign currency transaction gain in the accompanying consolidated statements of operations as foreign currency transaction loss, net. During the year ended December 31, 2017, the Company recorded an unrealized loss of $0.1 million on interest rate caps, which was included in interest expense on the accompanying consolidated statements of operations.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES

The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

a.
Cash and cash equivalents, restricted cash, rent and other receivables, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.

b.
Debt investments: The Company's debt investments are presented in the accompanying consolidated statements of financial position at its amortized cost net of allowance for impairment. The fair values of debt investments are estimated using an internal valuation model that considers the expected cash flows for the loans, underlying collateral values (for collateral dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.

c.
Notes and bonds payable: The fair values of the Company's notes and bonds payable are estimated using a discounted cash flow analysis based on management's estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs. The Company’s bonds issued in Israel are publicly traded on the Tel-Aviv Stock Exchange. The Company used the quoted price as of December 31, 2016 for the fair value of its bonds issued in Israel. The Company classifies this input as a Level 1 input.

d.
Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated statements of financial position.  The valuation of these instruments is determined using a proprietary model that utilizes observable inputs.  As such, the Company classifies these inputs as Level 2 inputs.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

e.
Financial assets at fair value through profit and loss: The Company's Whitestone REIT real estate equity securities are presented at fair value on the accompanying consolidated statements of financial position. The fair value of Whitestone REIT real estate equity securities was based on a quoted price in an active market on a major stock exchange. The Company classifies these inputs as Level 1 inputs. In connection with the Singapore Transaction, the Company received 43,999,500 units of the SREIT. These securities are classified as financial assets at fair value through profit and loss . The fair value measurement of these shares is based on a quoted price in an active market, adjusted for the lack of marketability during the Unit Lockout Periods. The Company utilized inputs, all of which were deemed to be significant, including the quoted stock price, risk-free rate and expected volatility, in determining the value of the shares and the Company notes that the most significant input in its valuation model is the quoted price in an active market. However, as the valuation of the stock is adjusted for the lack of marketability using market-corroborated inputs, the Company categorizes the measurement of such securities as Level 2 inputs. The fair value of the Company’s investment in the NIP Joint Venture is determined using a discounted cash flow analysis based on future cash flows of the NIP Joint Venture. The Company classifies these inputs as Level 3 inputs.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

The following were the face values, carrying amounts and fair values of the Company's financial instruments as of December 31, 2017 and December 31, 2016, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2017			December 31, 2016
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value

Financial assets:
Debt investments	$17,500	$17,751	$17,386	$5,000	$4,683	$4,683

Financial liabilities:
Notes and bond payable	$332,893	$330,727	$335,212	$711,119	$707,169	$711,425
KBS SOR (BVI) Holdings, Ltd. Series A Debentures	$278,801	$272,316	$296,069	$251,811	$243,455	$253,120

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company's estimate of value at a future date could be materially different.

Assets and Liabilities Recorded at Fair Value:

As of December 31, 2017, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Recurring Basis:
Investment properties	$834,489	$—	$—	$834,489
Financial assets at fair value through profit or loss	$93,737	$51,922	$38,141	$3,674
Asset derivative - interest rate cap	$14	$—	$14	$—
Asset derivative - foreign currency option	$4,243	$—	$4,243	$—

As of December 31, 2016, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Recurring Basis:
Investment properties	$1,660,475	$—	$—	$1,660,475
Financial assets at fair value through profit or loss	$5,305	$—	$—	$5,305
Asset derivative - interest rate cap	$12	$—	$12	$—
Liability derivatives - foreign currency collars	$(3,910)	$—	$(3,910)	$—

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

Investment property is stated at fair value which has been determined based on valuations performed by independent external valuation experts who hold recognized and relevant professional qualifications and which have experience in the location and category of the property being valued. The fair value was determined with reference to recent real estate transactions for similar properties in the same location as the property owned by the Company and based on the expected future cash flows from the property, if applicable. In assessing cash flows, risk is taken into account by using an investment yield that reflects the property's underlying risks supported by the standard yield in the real estate market and by including adjustments for the specific characteristics of the property and the level of future income therefrom. Land held for capital appreciation and certain investment properties under construction (those for which development activities are underway but construction have not commenced) are generally valued based on comparable sales transactions.

The fair value measurement is classified as level 3 in the fair value hierarchy.

The following main inputs have been used:

Significant assumptions (on the basis of weighted averages) used in the valuations are presented below:

	December 31,
	2017	2016
Investment property:

Multi-Family Residential
Terminal capitalization rate	4.6%	4.6%

Commercial
Terminal capitalization rate	6.9%	6.8%

The table below presents the sensitivity of the valuation to changes in the most significant assumptions underlying the valuation of investment properties.

	Increase (Decrease) on the Fair Value due to
	2017		2016
	Decrease of 25 basis	Increase of 25 basis	Decrease of 25 basis	Increase of 25 basis

Commercial
Terminal capitalization rates	$10,800	$(9,900)	$35,400	$(30,600)

Multi-family
Terminal capitalization rates	4,000	(3,700)	3,900	(3,400)

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

Notes and Bond Payable Sensitivity Analysis:

As of December 31, 2017, the Company was exposed to market risks related to fluctuations in interest rates on $302.2 million of variable rate debt outstanding. Based on interest rates as of December 31, 2017, if interest rates were 100 basis points higher or lower during the 12 months ending December 31, 2018, interest expense on the Company's variable rate debt would increase or decrease, respectively, by $3.0 million.

As of December 31, 2016, the Company was exposed to market risks related to fluctuations in interest rates on $679.7 million of variable rate debt outstanding. Based on interest rates as of December 31, 2016, if interest rates were 100 basis points higher during the 12 months ending December 31, 2017, interest expense on the Company's variable rate debt would increase by $6.8 million. As of December 31, 2016, one-month LIBOR was 0.77167% and if the LIBOR index was reduced to 0% during the 12 months ending December 31, 2017, interest expense on the Company's variable rate debt would decrease by $5.2 million.

Foreign Currency Analysis:

As of December 31, 2017, the Company had entered into one foreign currency option, a USD put/ILS call option, to hedge against a change in the exchange rate of the Israeli new Shekel versus the U.S. Dollar. The foreign currency option expires in August 2018 and has an aggregate U.S. Dollar notional amount of $285.4 million. The Company has the right, but not the obligation, to purchase up to 970.2 million Israeli Shekels at the rate of ILS 3.4 per USD.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

As of December 31, 2017, the Company held 0.2 million Israeli new Shekels and 21.8 million Israeli new Shekels in cash and restricted cash, respectively. In addition, as of December 31, 2017, the Company had bonds outstanding and the related interest payable in the amounts of 970.2 million Israeli new Shekels and 13.7 million Israeli new Shekels, respectively. Foreign currency exchange rate risk is the possibility that the Company's financial results could be better or worse than planned because of changes in foreign currency exchange rates. Based solely on the remeasurement for the year ended December 31, 2017, if foreign currency exchange rates were to increase or decrease by 10%, the Company's net income would increase or decrease by approximately $25.1 million and $30.7 million, respectively, for the same period. The foreign currency transaction income or loss as a result of the change in foreign currency exchange rates does not take into account any gains or losses on the Company's foreign currency option as a result of such change, which would reduce the Company's foreign currency exposure.

As of December 31, 2016, the Company had entered into four foreign currency collars to hedge against a change in the exchange rate of the Israeli new Shekel versus the U.S. Dollar. The foreign currency collars expire in August 2017 and have an aggregate U.S. Dollar notional amount of $250.0 million. The foreign currency collars consist of purchased call options to buy Israeli new Shekels ranging from 3.6686 to 3.7245 and sold put options to sell the Israeli new Shekels ranging from 3.7695 to 3.826. The foreign currency collars are intended to permit us to exchange, on the settlement date of the collars and net of the effect of the collars, $250.0 million for an amount of Israeli new Shekels ranging from 923.1 million to 948.4 million.

As of December 31, 2016, the Company held 0.2 million Israeli new Shekels and 21.8 million Israeli new Shekels in cash and restricted cash, respectively. In addition, as of December 31, 2016, the Company had bonds outstanding and the related interest payable in the amounts of 970.2 million Israeli new Shekels and 13.8 million Israeli new Shekels, respectively. Foreign currency exchange rate risk is the possibility that the Company's financial results could be better or worse than planned because of changes in foreign currency exchange rates. Based solely on the remeasurement for the year ended December 31, 2016, if foreign currency exchange rates were to increase or decrease by 10%, the Company's net income would increase or decrease by approximately $22.7 million and $27.7 million for the same period, respectively. The foreign currency transaction income or loss as a result of the change in foreign currency exchange rates does not take into account any gains or losses on the Company's foreign currency collars as a result of such change, which would reduce the Company's foreign currency exposure.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 11:    RELATED PARTY TRANSACTIONS

The Parent Company has entered into an advisory agreement with the Advisor. Pursuant to the advisory agreement, the Advisor conducts the Parent Company's operations and manages its portfolio of investments, which investments the Parent Company holds indirectly through the Company. The Parent Company is obligated to pay the Advisor specified fees upon the provision of certain services related to the management of the Parent Company's operations and for other services including, but not limited to, the following:

Form of Compensation	Amount
Asset Management Fee
With respect to investments in loans and any investments other than real estate, the Parent Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition and origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition and origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property, and inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on the Parent Company's proportionate share of the underlying investment, inclusive of its proportionate share of any fees and expenses related thereto.

Acquisition and Origination Fees
The Parent Company pays the Advisor an acquisition and origination fee equal to 1% of the cost of investments acquired, or the amount funded by the Parent Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition and origination expenses related to such investments and any debt attributable to such investments.

Disposition Fee
For substantial assistance in connection with the sale of properties or other investments, the Parent Company pays the Advisor or its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees paid to the Advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 11:    RELATED PARTY TRANSACTIONS (Cont.)

Summarized below are the related-party costs incurred by the Parent Company.  Concurrent with the placement of the bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange (see note 8), an agreement between the Company and the Parent Company came into effect which constitute a back to back agreement to the advisory agreement.

	Incurred
	2017	2016	2015

Expensed
Asset management fees	$10,686	$9,628	$8,348
Disposition fees (1)	8,352	279	276

Capitalized
Real estate acquisition fees (2)	907	2,964	-
Acquisition fee on debt investment	-	250	-
Acquisition fee on financial assets at fair value through profit or loss	429	-	-

	$20,374	$13,121	$8,624

(1)
Disposition fees with respect to real estate sold are included in the fair value adjustment of investment properties, net in the accompanying consolidated statements of operations. Disposition fees with respect to the assignment of the Company's debt investment is included in general and administrative expenses in the accompanying consolidated statements of operations.

(2)	Real estate acquisition fees are subsequently included in the fair value adjustment of investment properties, net in the accompanying consolidated statements of operations.

NOTE 12:    INVESTMENT IN JOINT VENTURES

On December 23, 2013, the Company, through an indirect wholly owned subsidiary, entered into an agreement with SREF III 110 William JV, LLC (the "110 William JV Partner") to form a joint venture, KBS SOR SREF III 110 William, LLC (the "110 William Joint Venture"). On May 2, 2014, the 110 William Joint Venture acquired an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York. Each of the Company and the 110 William JV Partner holds a 60% and 40% ownership interest in the 110 William Joint Venture, respectively. Since decisions regarding some relevant operations and financial policies with respect to the 110 William Joint Venture require approval from both members, the Company has joint control with its partner and accordingly, has accounted for its investment in the 110 William Joint Venture under the equity method of accounting. Contributions are generally allocated based on the members' respective equity interests. Income, losses, and distributions are allocated according to the terms as described in the joint venture agreement (the "waterfall mechanism"). During the year ended December 31, 2017, the 110 William Joint Venture made a $58.2 million return of capital distribution to the Company and a $38.8 million return of capital distribution to the 110 William JV Partner funded with proceeds from the 110 William refinancing discussed below.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    INVESTMENT IN JOINT VENTURES (Cont.)

On March 6, 2017, the 110 William Joint Venture closed the refinancing of the 110 William first mortgage loan and a mezzanine loan (the “Refinancing”). The 110 William Joint Venture repaid $156.0 million of principal related to the 110 William Street first mortgage loan and a mezzanine loan. The Refinancing was comprised of the following loans from unaffiliated lenders: (i) a mortgage loan in the maximum amount of up to $232.3 million from Morgan Stanley Bank, N.A., a national banking association (the “110 William Street Mortgage Loan”), (ii) a senior mezzanine loan in the maximum amount of up to $33.8 million from Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (the “110 William Street Senior Mezzanine Loan”), and (iii) a junior mezzanine loan in the maximum amount of up to $33.8 million from Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (the “110 William Street Junior Mezzanine Loan”).

The loans under the Refinancing mature on March 7, 2019, with three one-year extension options. The 110 William Street Mortgage Loan bears interest at a floating rate of 2.2472% over one-month LIBOR. The 110 William Street Senior Mezzanine Loan and the 110 William Street Junior Mezzanine Loan bear interest at a floating rate of 6.25% over one-month LIBOR. The 110 William Joint Venture entered into three interest rate caps that effectively limit one-month LIBOR at 3.00% on $275.0 million of the Refinancing loans amount as of the effective date, up to $300.0 million, accreting according to a notional schedule, effective March 6, 2017 through March 7, 2019. The loans under the Refinancing have monthly payments that are interest-only with the entire unpaid principal balance and all outstanding interest and fees due at maturity. The Company has the right to prepay the loans in whole at any time or in part from time to time to the extent necessary, subject to the payment of certain expenses potentially incurred by the lender as a result of the prepayment, the payment of a prepayment premium and breakage costs in certain circumstances, and certain other conditions contained in the loan documents. At closing, $205.0 million had been disbursed from the 110 William Street Mortgage Loan to the 110 William Joint Venture with $27.3 million remaining available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. At closing, $29.85 million had been disbursed from the 110 William Street Senior Mezzanine Loan to the 110 William Joint Venture and $29.85 million had been disbursed from the 110 William Junior Mezzanine Loan to the 110 William Joint Venture, with $4.0 million remaining available under the 110 William Street Senior Mezzanine Loan and $4.0 million remaining available under the 110 William Street Junior Mezzanine Loan for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents under the 110 William Street Senior Mezzanine Loan and the 110 William Street Junior Mezzanine Loan.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    INVESTMENT IN JOINT VENTURES (Cont.)

Summarized information about the statements of financial position and the statements of profit or loss of KBS SOR SREF III 110 William, LLC (100%) (in thousands) (1):

	December 31
	2017	2016

Current assets	$19,467	$10,885
Non-current assets (investment property)	480,161	437,314
Current liabilities (*)	6,455	162,825
Non-current liabilities (*)	260,670	556

Equity	232,503	284,818

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$116,026	$152,533

(*)
As of December 31, 2017 non-current liabilities includes a first mortgage loan of $205,000, bearing interest at a variable rate of 2.2472% over one-month LIBOR, a senior mezzanine loan of $29,850, bearing interest at a variable rate of 6.25% over one-month LIBOR and a junior mezzanine loan of $29,850, bearing interest at a variable rate of 6.25% over one-month LIBOR, all maturing on March 7, 2019. As of December 31, 2016 current liabilities includes a first mortgage loan of $ 136,346, bearing interest at a fixed rate of 4.8% per annum maturing on July 6, 2017 and a mezzanine loan of $ 20,000 bearing interest at a fixed rate of 9.5% per annum and maturing on July 6, 2017.

	Year ended December 31,
	2017	2016	2015

Revenues	$34,223	$31,354	$31,892
Gross profit	17,886	14,559	15,594
Operating profit *)	57,714	33,241	88,783
Net profit *)	44,636	27,256	82,703

Share of profit from joint venture (Based on the waterfall mechanism)	21,663	13,462	37,424

*) Includes revaluation of investment properties	$39,828	$18,682	$72,945

(1)	The company holds 60% of KBS SOR SREF III 110 William, LLC.

On July 6, 2017, the Company sold a 45% equity interest in an entity that owns 353 Sacramento for approximately $39.1 million. As a result of the sale and the operating agreement between the Company and the buyer which agreed joint control, 353 Sacramento was deconsolidated into an investment in joint venture. As a result, the Company recognized $0.7 million loss on deconsolidation.

The carrying value of the Company’s investment in the 353 Sacramento Joint Venture was $50.9 million at December 31, 2017. During the year ended December 31, 2017, the company recognized $2.5 million share of profit from the 353 Sacramento Joint Venture.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 13:    COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor (see note 11) for certain services that are essential to the Company, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company's investment portfolio; and other general and administrative responsibilities. In the event that the Advisor is unable to provide these services, the Company will be required to obtain such services from other sources.

Environmental:

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations as of December 31, 2017. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company's properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Legal Matters:

From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company's results of operations or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

NOTE 14:	SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME

Operating, maintenance, and management fees:

	Year ended December 31
	2017	2016	2015

Utilities	$10,475	$10,871	$10,843
Repairs and maintenance	20,167	19,223	16,792
Management fees	9,143	8,732	7,792
General and administrative	2,826	3,080	2,085

Operating, maintenance, and management fees	$42,611	$41,906	$37,512

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 15:    SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

Dividend approval:

On March 8, 2018, after the statement of financial position date, the Company declared a distribution of dividend in the amount of $3.5 million to the Owner.

Acquisition of Marquette Plaza:

On March 1, 2018, the Company, through an indirect wholly owned subsidiary, acquired an office property containing 522,656 rentable square feet located on 2.5 acres of land in Minneapolis, Minnesota (“Marquette Plaza”).  The seller is not affiliated with the Company or the Advisor. The purchase price of Marquette Plaza was $88.4 million plus closing costs. Marquette Plaza was built in 1972 and renovated in 2002 and was 70% leased to 21 tenants as of the acquisition date.

Acquisition and Financing of City Tower:

On March 6, 2018, the Company, through an indirect wholly owned subsidiary (the “Owner”), acquired an office building containing 431,007 rentable square feet located on approximately 4.92 acres of land in Orange, California (“City Tower”).  The seller is not affiliated with the Company or the Advisor. The purchase price of City Tower was $147.3 million plus closing costs. City Tower was built in 1988 and partially renovated in 2016 and was 76% leased to 24 tenants as of the acquisition date.

On March 6, 2018, in connection with the Company’s acquisition of City Tower, the Owner entered into a term loan facility with Compass Bank, an unaffiliated lender, for borrowings up to $103.4 million, secured by City Tower (the “City Tower Mortgage Loan”). At closing, $89.0 million of the loan was funded and the remaining $14.4 million was available for future disbursements to be used for leasing commissions and capital expenditures, subject to certain terms and conditions contained in the loan documents.

The City Tower Mortgage Loan matures on March 5, 2021, with two one-year extension options, subject to certain terms and conditions contained in the loan documents, and bears interest at a floating rate of 155 basis points over one-month LIBOR. Monthly payments are interest only with the principal balance, all accrued and unpaid interest and all other sums due under the loan documents due at maturity. The Owner has the right to prepay all or a portion of the City Tower Mortgage Loan, subject to certain fees and conditions contained in the loan documents.

KBS SOR Properties, LLC, the Company’s wholly owned subsidiary, in connection with the City Tower Mortgage Loan, is providing a guaranty of (i) the payment of all actual costs, losses, damages, claims and expenses incurred by Compass Bank relating to the City Tower Mortgage Loan as a result of certain intentional actions or omissions of the Owner in violation of the loan documents, as further described in the guaranty; (ii) the payment of the principal balance and any interest or other sums outstanding under the City Tower Mortgage Loan in the event of certain bankruptcy, insolvency or related proceedings involving the Owner as described in the guaranty; and (iii) certain other amounts as described in the guaranty.

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